Exhibit 23.11

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Global, Inc.:

We consent to the use of our report dated June 6, 2005, with respect to the statement of net assets available for plan benefits of the Liberty Global 401(k) Savings Plan – Puerto Rico as of December 31, 2004, which report appears in the December 31, 2005 annual report on Form 11-K of the Liberty Global 401(k) Savings Plan – Puerto Rico, incorporated herein by reference in this registration statement on Form S-8 of Liberty Global, Inc.

KPMG LLP

Denver, Colorado

January 17, 2007